Exhibit 99.1

News Release – July 12, 2007
Franklin Financial Services Corporation
Kenneth C. Ditzler (717) 261-3665

Franklin Financial announces regular 3rd Quarter dividend

The Board of Directors of Franklin Financial Services Corporation declared a $.26 per share regular cash dividend for the third quarter of 2007.   This compares to a $.25 per share regular cash dividend for the third quarter of 2006, representing a 4.0% increase.

Total regular cash dividends paid during the first three quarters of 2007 will be $.77 per share, compared to $.74 per share paid during the same period in 2006, an increase of 4.1%.  The third quarter cash dividend will be paid on August 31, 2007 to shareholders of record at the close of business on August 10.

Franklin Financial is the largest independent, locally owned and operated bank holding company in Franklin County with assets of approximately $827 million.  Its wholly-owned subsidiary, F&M Trust Company, has twenty-four community banking offices located throughout Cumberland, Franklin, Fulton, and Huntingdon Counties in Boiling Springs, Carlisle, Chambersburg, Greencastle, Hustontown, Marion, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, Warfordsburg and Waynesboro.